Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Renren Inc., its subsidiaries, its variable interest entities and the subsidiaries of its variable interest entities (collectively, the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated May 14, 2018, appearing in the Annual Report on Form 20-F of Renren Inc. for the year ended December 31, 2017.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People's Republic of China

October 19, 2018